SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-35825
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                       Crestar Student Loan Trust 1997-1
                 (Issuer in respect of the Crestar Student Loan Trust 1997-1 Student Loan Asset-Backed Notes)
                 ---------------------------------------------
             (Exact name of registrant as specified in its charter)

                 919 East Main Street, Richmond, Virginia 23219
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Crestar Student Loan Trust 1997-1 Student Loan Asset-Backed Notes
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            (Title of each class of securities covered by this Form)

                                      None
                                      ----
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
          Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [x]
          Rule 12h-3(b)(1)(i)     [x]

     Approximate number of holders of record as of the certification or notice
date:    9
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Crestar
Student Loan Trust 1997-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 23, 1998       BY: Crestar Bank, as Administrator and Master
                                 Servicer and on behalf of Crestar Student Loan Trust 1997-1

                             BY: /s/ Marke A. Thomas
                                 -------------------
                                 Marke A. Thomas
                                 Vice President